EXHIBIT 21

                   WHOLLY-OWNED SUBSIDIARIES OF THE REGISTRANT
                            As of September 30, 2000


1.        Castle Room, Inc., a Florida corporation

2.        Clematis Bistro Corporation, a Florida corporation

3.        Sushi Enterprises, Inc, a Florida corporation

4.        Max's Beach Grille, Ltd., a Florida limited partnership

5.        Unique Brickell, Ltd., a Florida limited partnership

6.        Unique Weston, Ltd., a Florida limited partnership

7.        Beach Place GP, Inc., a Florida corporation

8.        Brickell GP, Inc., a Florida corporation

9.        Weston GP, Inc., a Florida corporation